Exhibit 5.2

CONSENT OF INDEPENDENT ACCOUNTANT

We make reference to Amendment No. 1 to the Registration Statement on Form F-10 of Barrick Gold Corporation to be filed with the United States Securities and Exchange Commission on May 9, 2012. We hereby consent to the incorporation by reference therein of our report dated March 9, 2011 on the consolidated balance sheets of Equinox Minerals Limited as at December 31, 2010 and December 31, 2009 and the consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for the years then ended, prepared in accordance with Canadian generally accepted accounting principles. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers

PricewaterhouseCoopers

Perth, Australia

May 9, 2012